Exhibit 99.2

February 27, 2023

Fellow Shareholders:

Our business was tested in 2022, in perhaps one of the most difficult operating environments we have faced in our history as a public company. Significantly higher interest rates weighed heavily on mortgage activity while persistent inflationary pressures wrought havoc on virtually all of our insurance carrier partners. Despite those challenges, we believe our performance this past year proves we have built a durable business that can successfully navigate a very difficult economic cycle, while also enabling us to invest for the future.

The diversification of our company combined with a strong balance sheet and prudent expense management produced $84.5 million of Adjusted EBITDA for the year. We were able to achieve this while maintaining investment in our discreet growth initiatives, which we believe have potential to significantly increase the lifetime value of our customers and improve the long-term margin profile of our company.

The fourth quarter was highlighted by the strong performance of our Insurance segment, as the team's focus on maximizing profitability in a depressed revenue environment led to an impressive six point increase in segment margin from the prior quarter. In Consumer, our small business and personal loan products again performed well against the backdrop of a generally tighter lending environment while driving a three point segment margin improvement sequentially. Our Home business was able to capitalize on increased demand for home equity loans, generating revenue that surpassed our purchase and refinance lines combined. The ability to quickly pivot to this evolving business opportunity is a testament to our deep integration with our lending partners. During the quarter we implemented our previously announced expense reduction efforts, and we have additional expense plans ready should business performance fall short of expectations as we progress through the year ahead.

Looking forward the company is energized by the initiatives we are executing on in 2023. Our focus on becoming the premiere digital ally for consumers, to help them win financially, drives much of our day-to-day work. Today's announced launch of the LendingTree Win Card, our first branded consumer credit offering in partnership with Upgrade, is a perfect example. We spent a significant portion of last year speaking with thousands of consumers, identifying key financial problems that most burdened them. This input led to designing a number of unique features for the Win Card, which offers a cashback incentive tied to regular usage of our MyLendingTree logged-in experience. We look forward to sharing more milestones in coming quarters as we build a destination for our customers to get timely advice on how to improve their financial lives, which is more relevant to them now than ever.

Q4.2022	1

A summary of our fourth quarter results and future outlook follow below.

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2022				2021	Y/Y
	Q4	Q3	Q2	Q1	Q4	% Change

Total revenue	$202.1	$237.8	$261.9	$283.2	$258.3	(22)%

(Loss) income before income taxes	$(11.3)	$(22.8)	$(10.4)	$(10.4)	$60.2	(119)%
Income tax benefit (expense)	$0.9	$(135.9)	$2.4	$(0.4)	$(11.8)	(108)%
Net (loss) income from continuing operations	$(10.4)	$(158.7)	$(8.0)	$(10.8)	$48.4	(121)%
Net (loss) income from continuing operations % of revenue	(5)%	(67)%	(3)%	(4)%	19%

(Loss) income per share from continuing operations
Basic	$(0.81)	$(12.44)	$(0.63)	$(0.84)	$3.67
Diluted	$(0.81)	$(12.44)	$(0.63)	$(0.84)	$3.57

Variable marketing margin
Total revenue	$202.1	$237.8	$261.9	$283.2	$258.3	(22)%
Variable marketing expense (1) (2)	$(124.0)	$(163.1)	$(171.1)	$(189.1)	$(169.8)	(27)%
Variable marketing margin (2)	$78.1	$74.7	$90.8	$94.1	$88.5	(12)%
Variable marketing margin % of revenue (2)	39%	31%	35%	33%	34%

Adjusted EBITDA (2)	$16.7	$9.8	$28.6	$29.4	$24.7	(32)%
Adjusted EBITDA % of revenue (2)	8%	4%	11%	10%	10%

Adjusted net income (loss)(2)	$4.9	$(4.6)	$7.6	$6.1	$(4.1)	220%

Adjusted net income (loss) per share (2)	$0.38	$(0.36)	$0.58	$0.46	$(0.31)	223%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.

(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q4.2022	2

Q4 2022 CONSOLIDATED RESULTS

Consolidated revenue of $202.1 million declined 22% over prior year, with Home segment revenue down 50% from the prior year period due to reduced demand from homeowners for refinancing transactions and a weaker overall home purchase environment.

On a GAAP basis, net loss from continuing operations was $(10.4) million, or $(0.81) per diluted share. This compares to net income from continuing operations of $48.4 million, or $3.57 per diluted share, in Q4 2021 which benefited from a significant gain on sale of an equity investment.

Variable Marketing Margin of $78.1 million was 12% below the prior year, again primarily due to the decline in Home revenue, partially offset by improving margins in Consumer and Insurance.

Adjusted EBITDA of $16.7 million exceeded the high-end of our guidance as we continued to focus on improving segment margins in a challenged revenue environment and managing operating expenses.

Adjusted net income of $4.9 million translates to $0.38 per share.

Q4.2022	3

SEGMENT RESULTS

(millions)	2022				2021	Y/Y
	Q4	Q3	Q2	Q1	Q4	% Change
Home (1)
Revenue	$48.6	$64.9	$73.9	$101.9	$96.3	(50)%
Segment profit	$16.3	$24.1	$26.7	$35.9	$33.8	(52)%
Segment profit % of revenue	34%	37%	36%	35%	35%

Consumer (2)
Revenue	$86.2	$102.7	$106.1	$101.1	$96.4	(11)%
Segment profit	$41.7	$45.8	$44.6	$42.5	$40.8	2%
Segment profit % of revenue	48%	45%	42%	42%	42%

Insurance (3)
Revenue	$67.0	$70.2	$81.8	$80.0	$65.4	2%
Segment profit	$25.6	$22.6	$22.6	$21.1	$20.8	23%
Segment profit % of revenue	38%	32%	28%	26%	32%

Other Category (4)
Revenue	$0.2	$–	$0.1	$0.1	$0.2	–%
(Loss) profit	$(0.1)	$(0.2)	$(0.1)	$(0.1)	$0.1	(200)%

Total
Revenue	$202.1	$237.8	$261.9	$283.2	$258.3	(22)%
Segment profit	$83.4	$92.3	$93.8	$99.5	$95.5	(13)%
Segment profit % of revenue	41%	39%	36%	35%	37%

Brand marketing expense (5)	$(5.3)	$(17.6)	$(3.0)	$(5.4)	$(7.0)	(24)%

Variable marketing margin	$78.1	$74.7	$90.8	$94.1	$88.5	(12)%
Variable marketing margin % of revenue	39%	31%	35%	33%	34%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, and reverse mortgage loans. We ceased offering reverse mortgage loans in Q4 2022.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q4.2022	4

HOME

Home segment revenue of $48.6 million was down 50% in Q4 over prior year. Within Home, our core mortgage business generated revenue of $22.6 million, down 72% YoY, as demand for refinancing transactions has diminished with almost no outstanding mortgages today carrying a higher rate than current loan offerings. Other Home revenue, consisting almost entirely of our home equity loan product, increased 55% from 2021, as owners benefit from near record levels of equity in their homes to borrow against for other debt repayments and to finance home improvements.

Our core mortgage unit economics were impacted by the drop in both consumer and partner demand in the quarter, with mortgage revenue per lead declining 43% YoY. Segment profit margin remained consistent at 34% in the quarter compared to 35% in the prior year. The volume mix in our mortgage business was close to evenly balanced between refinance and purchase loans as compared to an approximately 70%/30% split in favor of refi in the prior period. Home equity revenue per lead remained healthy as we captured 66% more volume than a year ago. During the quarter we discontinued our reverse mortgage offering to better focus resources on supporting our traditional lending partners going forward.

The outlook for the mortgage industry is a sustained period of lower refinance demand, with the Mortgage Bankers Association forecasting a 37% decline in refinance originations in 2023 after falling 76% in 2022. We have been actively engaged with our lending partners to increase purchase conversion rates, and we are focusing on this metric internally as a key growth priority for the segment this year. We expect home equity will continue to generate the majority of our Home revenue in 2023, as our partners have leaned on the favorable environment for cash-out transactions to maintain loan officer productivity.

CONSUMER

Our Consumer segment revenue declined 11% YoY during the seasonally slower Q4, although the improvement in segment margin grew profit by 2%. Personal loan revenue of $28.9 million declined 20% due to tightening underwriting criteria at our lender partners, which increased steadily over the second half of the year. Improvements in personal loan margin, due in part to the organic traffic we derive from our MyLendingTree customer base, helped partially offset this revenue decline. Credit card revenue continued to contract due to competitive factors, which also challenged customer acquisition cost for that business, with revenue of $18.8 million, down 29% YoY. Operational improvements are being implemented and improving credit card results is a core priority for the company in 2023.

Small business revenue was flat from Q4 2021 despite a somewhat more cautious lending environment, while product margins have continued to improve. Throughout the second half of 2022 we streamlined our customer acquisition channels and improved marketing quality. In Q4 rising delinquencies caused lenders to shift their appetite away from pandemic favored industries like construction and transportation, which had been in-demand segments for the past two years. Our ability to efficiently match borrowers to the most appropriate lender on the network with our concierge model continues to positively impact results. Going forward we are implementing technology improvements to automate capture of applicant financial data to enhance the borrower experience and increase lender match rate.

Q4.2022	5

INSURANCE

The Insurance business produced revenue growth of 2% YoY, while the team implemented operational initiatives that drove a 23% improvement in segment profit YoY. A year ago, as our carrier partners faced numerous headwinds pressuring their underwriting results, we committed to capturing additional share of their marketing budgets by focusing on conversion rate and lead quality. We are pleased this effort has paid off, as the results this quarter reflect our leading customer acquisition model for personal auto and home insurers. We expect the work put in to drive additional value for carriers during this hard market cycle provide us an excellent opportunity to gain market share as advertising budgets recover.

Our health insurance leads business had an excellent Q4, with revenue up 41% over last year. We view this vertical as an attractive area for growth that complements our existing auto and home insurance platform. Our healthcare agency business completed its second Medicare Annual Enrollment Period (AEP) during the quarter, driving strong improvements across all metrics. As compared to our first AEP cycle in Q4 2021, we increased conversion rates by over 37%, reduced fixed costs by a third and substantially decreased our cost per customer acquired. Going forward we plan on maintaining our agent count while focusing on further efficiency improvements.

In Q4 our P&C agency worked on increasing unit economics and efficiency improvements while keeping headcount flat. Our plan is to continue improving unit economics with further efficiency improvements, and scaling headcount when the returns justify such action. Providing bindable insurance quotes improves the consumer experience and raises conversion rates, and aligns well with our strategy of increasing customer fulfillment across our platform.

MyLENDINGTREE

Our MyLendingTree membership grew by 0.9 million users in the fourth quarter, capping the year with 18% growth from 2021. Revenue attributed to MyLT declined 39% from the prior year quarter primarily due to softer mortgage volumes, although monthly active users continued to increase.

(millions)	2022				2021	Y/Y
My LendingTree	Q4	Q3	Q2	Q1	Q4	% Change

Cumulative Sign-ups (at quarter-end)	24.8	23.9	23.1	22.1	21.0	18%

Revenue Contribution (1)	$22.9	$29.5	$36.6	$37.0	$37.6	(39)%
% of total revenue	11.3%	12.4%	14.0%	13.1%	14.6%

(1) Includes revenue generated by registered MyLT members across the LendingTree platform, both in-App and outside of the App.

For the year revenue contribution from MyLT to the company declined by 4%, primarily on decreased member demand for mortgage refinance. However, excluding the drag from refinance weakness, revenue grew by 24%. We believe this is indicative of the value MyLT provides consumers shopping for personal and home equity loans. Our growing membership continues to improve in credit quality as well, with more than 46% of our active members having prime or better credit scores. A broader spectrum of credit quality across our membership improves the number of relevant offers our network partners can provide to them, ultimately driving increased conversion and revenue.

Q4.2022	6

At our Investor Day held in February, 2022, we committed to reinvesting in the MyLendingTree experience, with a core focus on developing new products and features to help our members make financial decisions easier. A key tenant of our strategy is to reward decisions that improve a member's personal finances. Moving into 2023 we will continue to execute on our product innovation roadmap.

The Win Card is the first new product from this strategy to launch. The card allows members to earn up to 2% cashback on all purchases when they log into their MyLT account to check their free credit score, view their card balance, make an account payment or view their rewards.

For example, we have included a benefit for LendingTree Win Card holders that automatically increases their borrowing limit when the member's credit score improves by a minimum of 20 points. We are excited to offer this exclusive benefit to our members, and is indicative of future product launches and feature improvements you can expect to see us announce this year and beyond.

We are excited to have just added our partner Upgrade to the TreeQual prequalification platform, where we will be offering five of their credit cards as well a personal loan product. Our Win Card will of course be available to members through the network as well. As we convert personal lenders and credit card issuers to active TreeQual users from our sales pipeline we continue to backfill with new prospects. The ability to present an initial offer or re-offer of credit to a customer on our platform in real-time creates a significantly better customer experience while also generating conversion rates that are multiples higher than our existing click-out model. Interest in joining the network continues to build as the offering proves its value to our existing partners.

BALANCE SHEET & CASH FLOW

Our financial position remains a source of strength for the company. We ended 2022 with $299 million of cash on hand, and have been cautious in regards to potential acquisitions for the last several years through a period of exceptionally high private market valuations. We expect to continue generating positive free cashflow in 2023, and growing our cash balance will afford us a significant amount of flexibility in managing the business through this tumultuous period.

The $824 million principal value of our total debt outstanding is attractively structured, with the first maturity in July, 2025, more than two years away. At current interest rates the cost to service our debt is below 3% annually, while the company is earning more than 4% on our $299 million cash balance.

Q4.2022	7

FINANCIAL OUTLOOK*

Today we are issuing our outlook for the first-quarter and full-year 2023.

For first-quarter 2023:

▪	Revenue: $200 - $210 million

▪	Variable Marketing Margin: $76 - $81 million

▪	Adjusted EBITDA: $11 - $16 million

For full-year 2023:

▪	Revenue is anticipated to be in the range of $935 - $985 million, representing a decline of 0% to 5% in total compared to full-year 2022 results. We anticipate Home revenue will be down more than 20%, with Consumer and Insurance expected to grow at mid-single digit rates.

▪	Variable Marketing Margin is expected to be in the range of $325 - $350 million with higher segment profit from Insurance and Consumer offsetting declines in Home.

▪	Adjusted EBITDA is anticipated to be in the range of $85 - $95 million, an increase of 1% to 12% over 2022. This guidance implies positive year-over-year operating leverage driven by disciplined expense management.

Our 2023 outlook assumes Mortgage revenue in our Home segment will be down significantly compared to full-year 2022. This view is framed by limited refinance demand at current offered mortgage rates and a pressured purchase market again due to higher rates, resilient home prices and a limited supply of for-sale inventory.

We assume modest revenue growth in our Consumer segment, driven by strong customer demand for personal and small business loans, as well as the positive impact operational initiatives will have in Credit Card to stabilize and then grow that business.

We expect the margin profile recovery our Insurance team has accomplished will drive segment profit growth in 2023. However, we are not forecasting significant revenue growth at this time, as we currently see divergent appetite for new customers from our insurance carrier partners.

Finally, we continue to increase our focus on managing operating expenses, as it is the main lever of financial performance that is fully within our control. We remain committed to generating positive free cashflow to enhance the strength of our balance sheet, and retain operating flexibility in a rather difficult macroeconomic environment.

CONCLUSION

2022 challenged us as a company, and we are pleased with how the team responded. Rising interest rates and historically high inflation adversely impacted two of our three reportable segments for most of the year. The difficult operating environment pushed us to sharpen our focus.

Q4.2022	8

We drove efficiencies in our core segments while managing expenses for the slower growth environment. We recommitted to the investment in our brand, and believe we are appropriately resourced to continue developing exciting new experiences and products such as the Win Card. The entire team is excited for the year ahead, and we look forward to sharing additional milestones as we develop the best-in-class digital financial services marketplace experience for our consumers.

Thank you for your continued support.

Sincerely,

Doug Lebda

Chairman & CEO

Trent Ziegler

CFO

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q4.2022	9

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per share amounts)
Revenue	$202,055	$258,285	$984,992	$1,098,499
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	13,529	14,448	57,769	57,297
Selling and marketing expense (1)	136,669	184,847	702,238	773,990
General and administrative expense (1)	36,575	38,546	152,377	153,472
Product development (1)	13,140	13,723	55,553	52,865
Depreciation	5,071	4,941	20,095	17,910
Amortization of intangibles	3,732	9,771	25,306	42,738
Change in fair value of contingent consideration	–	–	–	(8,249)
Restructuring and severance	668	6	4,428	53
Litigation settlements and contingencies	23	32	(18)	392
Total costs and expenses	209,407	266,314	1,017,748	1,090,468
Operating (loss) income	(7,352)	(8,029)	(32,756)	8,031
Other (expense) income, net:
Interest expense, net	(6,024)	(14,986)	(26,014)	(46,867)
Other income	2,037	83,200	3,843	123,272
(Loss) income before income taxes	(11,339)	60,185	(54,927)	84,436
Income tax benefit (expense)	937	(11,753)	(133,019)	(11,298)
Net (loss) income from continuing operations	(10,402)	48,432	(187,946)	73,138
Loss from discontinued operations, net of tax	(2)	(507)	(6)	(4,023)
Net (loss) income and comprehensive (loss) income	$(10,404)	$47,925	$(187,952)	$69,115

Weighted average shares outstanding:
Basic	12,791	13,212	12,793	13,199
Diluted	12,791	13,558	12,793	13,695
(Loss) income per share from continuing operations:
Basic	$(0.81)	$3.67	$(14.69)	$5.54
Diluted	$(0.81)	$3.57	$(14.69)	$5.34
Loss per share from discontinued operations:
Basic	$–	$(0.04)	$–	$(0.30)
Diluted	$–	$(0.04)	$–	$(0.29)
Net (loss) income per share:
Basic	$(0.81)	$3.63	$(14.69)	$5.24
Diluted	$(0.81)	$3.53	$(14.69)	$5.05

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$356	$408	$1,608	$1,639
Selling and marketing expense	1,760	1,897	8,282	7,480
General and administrative expense	7,548	12,331	40,233	50,989
Product development	1,970	2,115	8,418	8,447
Restructuring and severance	–	–	1,083	–

Q4.2022	10

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2022	December 31, 2021
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$298,845	$251,231
Restricted cash and cash equivalents	124	111
Accounts receivable, net	83,060	97,658
Prepaid and other current assets	26,250	25,379
Assets held for sale	5,689	–
Total current assets	413,968	374,379
Property and equipment, net	59,160	72,477
Operating lease right-of-use assets	67,050	77,346
Goodwill	420,139	420,139
Intangible assets, net	58,315	85,763
Deferred income tax assets	–	87,581
Equity investment	174,580	158,140
Other non-current assets	6,101	6,942
Non-current assets of discontinued operations	–	16,589
Total assets	$1,199,313	$1,299,356

LIABILITIES:
Current portion of long-term debt	$2,500	$166,008
Accounts payable, trade	2,030	1,692
Accrued expenses and other current liabilities	75,095	106,731
Current liabilities of discontinued operations	–	1
Liabilities held for sale	2,909	–
Total current liabilities	82,534	274,432
Long-term debt	813,516	478,151
Operating lease liabilities	88,232	96,165
Deferred income tax liabilities	6,783	2,265
Other non-current liabilities	308	351
Total liabilities	991,373	851,364

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	–	–
Common stock $.01 par value; 50,000,000 shares authorized; 16,167,184 and 16,070,720 shares issued, respectively, and 12,811,718 and 13,095,149 shares outstanding, respectively	162	161
Additional paid-in capital	1,189,255	1,242,794
Accumulated deficit	(715,299)	(571,794)
Treasury stock; 3,355,466 and 2,975,571 shares, respectively	(266,178)	(223,169)
Total shareholders' equity	207,940	447,992
Total liabilities and shareholders' equity	$1,199,313	$1,299,356

Q4.2022	11

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2022	2021	2020
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) income and comprehensive (loss) income	$(187,952)	$69,115	$(48,255)
Less: Loss from discontinued operations, net of tax	6	4,023	25,689
(Loss) income from continuing operations	(187,946)	73,138	(22,566)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	6,590	3,465	1,160
Amortization of intangibles	25,306	42,738	53,078
Depreciation	20,095	17,910	14,201
Non-cash compensation expense	59,624	68,555	53,733
Deferred income taxes	132,666	10,908	(9,628)
Change in fair value of contingent consideration	–	(8,249)	5,327
Gain on investments	–	(123,272)	–
Bad debt expense	4,101	2,472	1,785
Amortization of debt issuance costs	6,432	5,992	3,474
Write-off of previously-capitalized debt issuance costs	–	1,066	–
Amortization of debt discount	1,475	30,695	19,570
Loss on extinguishment of debt	–	–	7,768
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(1,547)	12,807	8,888
Changes in current assets and liabilities:
Accounts receivable	9,143	(10,289)	21,861
Prepaid and other current assets	(4,313)	(4,902)	(952)
Accounts payable, accrued expenses and other current liabilities	(28,417)	(1,537)	(8,013)
Current contingent consideration	–	–	(25,787)
Income taxes receivable	214	10,680	(10,598)
Other, net	(449)	(921)	(2,002)
Net cash provided by operating activities attributable to continuing operations	42,974	131,256	111,299
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(11,443)	(35,065)	(42,149)
Purchase of equity investment	(16,440)	(1,180)	(80,000)
Proceeds from the sale of equity investment	–	46,312	–
Other investing activities	7	–	–
Net cash (used in) provided by investing activities attributable to continuing operations	(27,876)	10,067	(122,149)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(3,411)	(14,423)	(3,910)
Purchase of treasury stock	(43,009)	(40,008)	–
Proceeds from term loan	250,000	–	–
Repayment of term loan	(1,250)	–	–
Proceeds from the issuance of 0.50% Convertible Senior Notes	–	–	575,000
Repayment of 0.625% Convertible Senior Notes	(169,659)	–	(233,862)
Payment of convertible note hedge on the 0.50% Convertible Senior Notes	–	–	(124,200)
Termination of convertible note hedge on the 0.625% Convertible Senior Notes	–	–	109,881
Proceeds from the sale of warrants related to the 0.50% Convertible Senior Notes	–	–	61,180
Termination of warrants related to the 0.625% Convertible Senior Notes	–	–	(94,292)
Net repayment of revolving credit facility	–	–	(75,000)
Payment of debt issuance costs	(135)	(6,385)	(16,568)
Payment of original issue discount on term loan	–	(2,500)	–
Contingent consideration payments	–	–	(4,755)
Other financing activities	–	(31)	(184)
Net cash provided by (used in) financing activities attributable to continuing operations	32,536	(63,347)	193,290

Q4.2022	12

Total cash provided by continuing operations	47,634	77,976	182,440
Discontinued operations:
Net cash (used in) provided by operating activities attributable to discontinued operations	(7)	3,317	(72,730)
Total cash (used in) provided by discontinued operations	(7)	3,317	(72,730)
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	47,627	81,293	109,710
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	251,342	170,049	60,339
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$298,969	$251,342	$170,049

Q4.2022	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in thousands)
Selling and marketing expense	$136,669	$176,875	$184,537	$204,157	$184,847
Non-variable selling and marketing expense (1)	(12,717)	(13,731)	(13,385)	(15,081)	(15,053)
Variable marketing expense	$123,952	$163,144	$171,152	$189,076	$169,794

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q4.2022	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income from continuing operations, the most directly comparable GAAP measure, to variable marketing margin and net (loss) income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(10,402)	$(158,683)	$(8,038)	$(10,823)	$48,432
Net (loss) income from continuing operations % of revenue	(5)%	(67)%	(3)%	(4)%	19%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	13,529	14,105	14,574	15,561	14,448
Non-variable selling and marketing expense (1)	12,717	13,731	13,385	15,081	15,053
General and administrative expense	36,575	39,540	40,289	35,973	38,546
Product development	13,140	14,043	14,318	14,052	13,723
Depreciation	5,071	5,274	4,896	4,854	4,941
Amortization of intangibles	3,732	6,582	7,075	7,917	9,771
Restructuring and severance	668	–	135	3,625	6
Litigation settlements and contingencies	23	(7)	(7)	(27)	32
Interest expense, net	6,024	5,720	6,765	7,505	14,986
Other (income) expense	(2,037)	(1,523)	(284)	1	(83,200)
Income tax (benefit) expense	(937)	135,910	(2,337)	383	11,753
Variable marketing margin	$78,103	$74,692	$90,771	$94,102	$88,491
Variable marketing margin % of revenue	39%	31%	35%	33%	34%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q4.2022	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations, the most directly comparable GAAP measure, to adjusted EBITDA and net (loss) income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(10,402)	$(158,683)	$(8,038)	$(10,823)	$48,432
Net (loss) income from continuing operations % of revenue	(5)%	(67)%	(3)%	(4)%	19%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	3,732	6,582	7,075	7,917	9,771
Depreciation	5,071	5,274	4,896	4,854	4,941
Restructuring and severance	668	–	135	3,625	6
Loss on impairments and disposal of assets	2,329	834	2,996	431	814
Gain on investments	–	–	–	–	(83,200)
Non-cash compensation	11,634	15,575	17,335	13,997	16,751
Franchise tax caused by equity investment gains	–	–	–	1,500	–
Contribution to LendingTree Foundation	500	–	–	–	–
Acquisition expense	106	104	58	9	430
Litigation settlements and contingencies	23	(7)	(7)	(27)	32
Interest expense, net	6,024	5,720	6,765	7,505	14,986
Dividend income	(2,037)	(1,523)	(282)	–	–
Income tax (benefit) expense	(937)	135,910	(2,337)	383	11,753
Adjusted EBITDA	$16,711	$9,786	$28,596	$29,371	$24,716
Adjusted EBITDA % of revenue	8%	4%	11%	10%	10%

Q4.2022	16

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income from continuing operations, the most directly comparable GAAP measure, to adjusted net income (loss) and net (loss) income per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in thousands, except per share amounts)
Net (loss) income from continuing operations	$(10,402)	$(158,683)	$(8,038)	$(10,823)	$48,432
Adjustments to reconcile to adjusted net income (loss):
Restructuring and severance	668	–	135	3,625	6
Loss on impairments and disposal of assets	2,329	834	2,996	431	814
Gain on investments	–	–	–	–	(83,200)
Non-cash compensation	11,634	15,575	17,335	13,997	16,751
Franchise tax caused by equity investment gain	–	–	–	1,500	–
Contribution to LendingTree Foundation	500	–	–	–	–
Acquisition expense	106	104	58	9	430
Litigation settlements and contingencies	23	(7)	(7)	(27)	32
Income tax expense (benefit) from adjusted items	–	(3,842)	(5,364)	(5,106)	16,980
Excess tax expense (benefit) from stock-based compensation	–	1,752	438	2,468	(4,336)
Income tax expense from valuation allowance	–	139,670	–	–	–
Adjusted net income (loss)	$4,858	$(4,597)	$7,553	$6,074	$(4,091)

Net (loss) income per diluted share from continuing operations	$(0.81)	$(12.44)	$(0.63)	$(0.84)	$3.57
Adjustments to reconcile net (loss) income from continuing operations to adjusted net income (loss)	1.19	12.08	1.22	1.31	(3.87)
Adjustments to reconcile effect of dilutive securities	–	–	(0.01)	(0.01)	(0.01)
Adjusted net income (loss) per share	$0.38	$(0.36)	$0.58	$0.46	$(0.31)

Adjusted weighted average diluted shares outstanding	12,793	12,758	12,936	13,167	13,212
Effect of dilutive securities	2	–	213	266	(346)
Weighted average diluted shares outstanding	12,791	12,758	12,723	12,901	13,558
Effect of dilutive securities	–	–	–	–	346
Weighted average basic shares outstanding	12,791	12,758	12,723	12,901	13,212

Q4.2022	17

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing expense
•	Variable marketing margin
•	Variable marketing margin % of revenue
•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•	Adjusted EBITDA % of revenue
•	Adjusted net income
•	Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Comapny's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Q4.2022	18

Definition of LendingTree's Non-GAAP Measures

Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income. Variable marketing margin is defined as revenue less variable marketing expense. When advertising inventory is re-sold to third parties, the proceeds of such transactions are included in revenue for the purposes of calculating varaible marketing margin, and the costs of such re-sold advertising are included in cost of revenue in the company's consolidated income, and are included in variable marketing expense for the purposes of calculating variable marketing margin.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) contributions to the LendingTree Foundation and (9) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $1.5 million franchise tax caused by the equity investment in Stash.

Q4.2022	19

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2021, in our Form 10-Q for the period ended September 30, 2022, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q4.2022	20